Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Valens Semiconductor Ltd. on Form F-1 of our report dated March 31, 2021, except for the effects of the restatement discussed in Note 2, as to which the date is June 14, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of PTK Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020, and for the period from August 19, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

October 20, 2021